Exhibit 99.1

CALLIDUS SOFTWARE INC.

2013 STOCK INCENTIVE PLAN

(as of June 5, 2013)

1.  Purposes of the Plan.  The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants, and to promote the success of the Company’s business.

2.  Definitions.  As used herein, the following definitions shall apply:

(a)                                 “Administrator” means the Board or any of its Committees as shall be administering the Plan in accordance with Section 4 hereof.

(b)                                 “Applicable Laws” means the requirements relating to the administration of stock plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws of any other country or jurisdiction where Awards are granted under the Plan.

(c)                                  “Award” means any Option or other stock-based or cash-based award granted under this Plan.

(d)                                 “Board” means the board of directors of the Company.

(e)                                  “Change of Control” means:

(A)       The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (it being understood that securities owned by any person on the date hereof shall not be counted against such limit with respect to such person); or

(B)       change in the composition of the Board occurring within a rolling two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board); or

(C)       merger or consolidation involving the Company other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (including the parent corporation of such surviving entity)) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or a sale or disposition by the Company of all or substantially all the Company’s assets (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to the sale or disposition).

(f)                                   “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(g)                                  “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof.

(h)                                 “Common Stock” means the common stock, par value $0.001 per share, of the Company.

(i)                                     “Company” means Callidus Software Inc., a Delaware corporation.

(j)                                    “Consultant” means any person who is engaged by the Company or any Parent or Subsidiary to render consulting or advisory services to such entity.

(k)                                 “Director” means a member of the board of directors of the Company.

(l)                                     “Dividend Equivalent” means a right granted with respect to an Award, as provided in Section 12 below.

(m)                             “Employee” means any person employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or protected as a matter of local law or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(n)                                 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(o)                                 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(A)       If the Common Stock is listed on any established stock exchange or traded on the NASDAQ Global Select Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or if such date is not a trading date, on the previous trading date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(B)       In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(p)                                 “Full Value Award” means restricted shares, restricted stock units or similar Awards granted hereunder (other than Options and stock appreciation rights

(q)                                 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(r)                                    “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(s)                                   “Option” means a stock option granted pursuant to the Plan.

(t)                                    “Option Agreement” means an agreement evidencing the terms and conditions of an individual Option grant. Any Option Agreement is subject to the terms and conditions of the Plan.

(u)                                 “Optionee” means the holder of an outstanding Option granted under the Plan.

(v)                                 “Outside Director” means a Director who is not an Employee.

(w)                               “Participant” means the holder of an outstanding Award granted under the Plan.

(x)                                 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y)                                 “Performance Award” means any Award that is subject to vesting and/or payment based on the attainment of performance goals.

(z)                                  “Performance-Based Compensation” means any Award (other than Options or stock appreciation rights) that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code and is granted to a Participant whom the Administrator believes may be a “covered employee” as defined in Section 162(m) of the Code as of the end of the taxable year in which the Company expects to take a deduction of the Award.

(aa)                          “Performance Criteria” means the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period.

(bb)                          “Performance Goals” means, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an affiliate, division, business unit or an individual. The achievement of each Performance Goal shall be determined in accordance with applicable accounting standards.

(cc)                            “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

(dd)                          “Plan” means this 2013 Stock Incentive Plan.

(ee)                            “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3.

(ff)                              “Service Provider” means an Employee, Director or Consultant.

(gg)                            “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 below.

(hh)                          “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  Stock Subject to the Plan.

(a)                                 Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is 3,469,500 shares, plus any amounts subsequently approved by stockholders of the Company. The Shares may be authorized but unissued, or reacquired, shares or treasury shares.

(b)                                 No Participant may receive in any calendar year (i) Options and stock appreciation rights under the Plan that relate to more than 1,500,000 Shares or (ii) Performance-Based Compensation that relate to more than 1,500,000 Shares.

(c)                                  If any Shares covered by an Award, or to which such an Award relates, are forfeited, or if an Award otherwise terminates in whole or in part without the delivery of the full number of Shares related thereto (including for tax withholding), then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan. Shares that have been issued but are repurchased by, or surrendered or forfeited to, the Company shall become available for future grant under the Plan.

4.  Administration of the Plan.

(a)                                 The Plan shall be administered by the Board or a Committee appointed by the Board, which Committee shall be constituted to comply with Applicable Laws.

(A)       To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, such Awards shall be administered by a Committee of two or more “non-employee directors” within the meaning of Section 162(m) of the Code (a “162(m) Committee”).

(B)       To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(b)                                 Subject to the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its discretion:

(A)       to determine the Fair Market Value;

(B)       to select the Service Providers to whom Awards may from time to time be granted hereunder;

(C)       to determine the number of Shares to be covered by each such award granted hereunder;

(D)       to approve forms of agreement for use under the Plan;

(E)        to determine the terms and conditions of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(F)         to amend the terms of any Award; provided that (A) no such amendment shall directly or indirectly reduce the exercise price of any Award without the approval of the Company’s stockholders, and (B) no such amendment shall impair the rights of any Participant without the consent of the Participant;

(G)       to grant Awards with such terms as the Administrator deems necessary or appropriate in order to comply with or take advantage of the laws of any jurisdiction in which a Participant resides or is employed or to establish a sub-plan under this Plan for such purposes;

(H)      to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established by the Administrator for the purpose of qualifying for preferred tax treatment under foreign tax laws or complying with foreign securities or other legal requirements;

(I)           to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the amount required to be withheld; and

(J)           to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

(c)                                  All decisions, determinations and interpretations of the Administrator shall be final and binding on all Participants.

5.  Eligibility.

(a)                                 Awards may be granted to Service Providers as determined by the Administrator in its sole discretion, except that Incentive Stock Options may be granted only to Employees.

(b)                                 Neither the Plan nor any Award shall confer upon any Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiary, nor shall it interfere in any way with his or her right or the right of the Company or its Subsidiary, as appropriate, to terminate such relationship at any time, with or without cause.

6.  Term of Plan.  The Plan shall become effective as determined by the Board and, subject to Section 7(a) herein, shall continue in effect unless sooner terminated under Section 15 of the Plan.

7.  Terms and Exercise of Options.

(a)                                 The term of each Option shall be stated in the Option Agreement; provided that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

(b)                                 Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 7(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(c)                                  The per share exercise price for the Shares to be issued upon exercise of an Option shall be such price as is determined by the Administrator, subject to the following:

(A)       the exercise price of any Option granted shall be no less than 100% of the Fair Market Value per Share on the date of grant; and

(B)       the exercise price of any Incentive Stock Option granted to an Employee who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(d)                                 The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). Such consideration may consist of: (1) cash, (2) check, (3) promissory note, (4) other Shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option shall be exercised, (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan, or (6) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

(e)                                  Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise or unless required by local law, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

(f)                                   An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

(g)                                  Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

8.  Performance Awards.

(a)                                 The Administrator may grant Performance Awards based on performance goals (alone or together with time-based vesting) as determined by the Administrator in its discretion.

(b)                                 Any Performance Award that is intended to qualify as Performance-Based Compensation will be subject to the following limitations:

(A)       Performance-Based Compensation shall be based upon objectively determinable formulas established in accordance with the provisions hereof.

(B)       The 162(m) Committee shall select the Performance Criteria that shall be used to establish Performance Goals from the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of Common Stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) customer retention; and (xxv) sales-related goals, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(C)       To the extent permitted by Section 162(m), the 162(m) Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in Applicable Laws, accounting principles or business conditions.

(D)       The 162(m) Committee shall not be authorized to increase the amount payable under Performance-Based Compensation upon attainment of the pre-established formula and goals.

(c)                                  Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards may be paid in cash, Shares or a combination of both, as determined by the Administrator. Without limiting the foregoing, the Administrator may grant performance Awards in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

9.  Termination of Relationship as a Service Provider.

(a)                                 Termination.  If an Optionee ceases to be a Service Provider, such Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement (of at least thirty (30) days) to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the vested portion of the Option shall remain exercisable for ninety (90) days following the Optionee’s termination. If, after termination, the Optionee does not exercise his or her Option within the time specified herein or in the Option Agreement, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(b)                                 Disability of Optionee.  If an Optionee ceases to be a Service Provider as a result of the Optionee’s disability, the Optionee may exercise an Option to the extent the Option is vested as of the date of termination, but only within twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in the Option Agreement). If such disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall automatically cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option on the day three (3) months and one (1) day following such termination. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)                                  Death of Employee Participant.  If an Employee Participant dies while a Service Provider, all shares subject to all outstanding Awards that are held by such Employee Participant at the time of death will have the vesting of such shares automatically accelerated twelve (12) months on the date of death. If the Award(s) is an Option(s), it may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option(s) as set forth in the Option Agreement(s)) to the extent vested as of the date of death (after giving effect to the twelve (12) month vesting acceleration set forth in the preceding sentence).

(d)                                 Death of Consultant or Outside Director Service Provider.  If a Participant who is a Consultant or Outside Director dies while a Service Provider, all outstanding Options may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option(s) as set forth in the Option Agreement(s)) to the extent vested as of the date of death. Unless otherwise specifically approved by the Administrator in writing, no Consultant or Outside Director shall be entitled to accelerated vesting of any kind upon death.

(e)                                  The Option(s) referenced in subsections (c) and (d) above may be exercised by the executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise the Option(s) under the Optionee’s will or the laws of descent or distribution. If the Option(s) is not so exercised within the time specified herein, the Option(s) shall terminate, and the Shares covered by such Option(s) shall revert to the Plan.

(f)                                   Buyout Provisions.  The Administrator may at any time offer to buy out, for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

10.                               Formula Grants to Outside Directors.  Awards may be granted to Outside Directors in accordance with the policies established from time to time by the Board specifying the number of shares (if any) to be subject to each such award and the time(s) at which such awards shall be granted. The current policy with respect to Awards granted to Outside Directors under this Section 10 effective as of the date set forth under the title of this Plan and continuing until modified or revoked by the Board from time to time, is as follows:

(a)                                 Initial Grants.  As of the date on which any Outside Director first becomes a member of the Board, whether by election by the stockholders or appointment by the Board, such individual shall be:

(A)       Granted automatically a Nonstatutory Stock Option to purchase 25,000 Shares (an “Initial Option”); and

(B)       Awarded automatically a restricted stock unit to purchase 7,500 Shares (an “Initial RSU Award”).

(b)                                 Annual Grants and Awards.  Immediately after the Company’s regularly scheduled annual meeting of stockholders each year, the following grant and award shall be made (each, an “Annual Option” or “Annual RSU Award,” as applicable):

(A)       Each Outside Director shall be granted automatically a Nonstatutory Stock Option to purchase 15,000 Shares; provided that if such Outside Director has served on the Board for less than one year, the number of Shares subject to such Annual Option shall be reduced pro rata based on the portion of the year that such Outside Director has served on the Board.

(B)       Each Outside Director (other than the chair of the Board and Lead Independent Director of the Board) shall be awarded automatically a restricted stock unit to purchase 5,000 Shares; provided that if such Outside Director has served on the Board for less than one year, the number of Shares subject to such Annual RSU Award shall be reduced pro rata based on the portion of the year that such Outside Director has served on the Board.

(C)       The chair of the Board (so long as the chair is an Outside Director) and the Lead Independent Director of the Board each shall be awarded automatically a restricted stock unit to purchase 15,000 and 10,000 Shares, respectively; provided that if such chair of the Board or Lead Independent Director has served on the Board for less than one year, the number of Shares subject to such Annual RSU Award shall be reduced pro rata based on the portion of the year that such for such individual has served on the Board.

(c)                                  Terms of Options.  Options granted to Outside Directors pursuant to this Section 10 shall be on the following terms, unless otherwise determined by the Board:

(A)       The exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

(B)       Each Initial Option shall vest and become exercisable over four (4) years, with the first 25% vesting on the first anniversary of the grant date and the remainder vesting monthly thereafter.

(C)       Each Annual Option shall be fully vested and exercisable immediately.

(D)       The term of each such Option shall be five (5) years unless otherwise specified in the Option Agreement, provided that the term may not exceed ten (10) years.

(d)                                 Terms of RSU Awards.  RSUs awarded to Outside Directors pursuant to this Section 10 shall be on the following terms, unless otherwise determined by the Board:

(A)       Each Initial RSU Award and Annual RSU Award shall be fully vested immediately; provided, however, no Shares shall be issued pursuant to an Initial RSU Award or Annual RSU Award until the earlier of date of the applicable Outside Director’s departure from the Board (whether by resignation, death or failure to be reelected) or upon a Change of Control, at which time all of the Shares subject to the applicable Outside Director’s RSU Awards shall be released.

11.  Non-Transferability of Awards.  Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. Notwithstanding the foregoing, the Company may permit a Participant to transfer a Nonstatutory Stock Option as a gift to “immediate family” (as defined in Rule 16(a)-1(c) under the Exchange Act) or through a transfer to an entity domiciled in the United States in which more than 50% of the voting or beneficial interests are owned by “immediate family” or the Participant).

12.  Grant of Dividend Equivalents.  The Committee is authorized, but not required, to grant Dividend Equivalents with respect to Full Value Awards granted hereunder to Participants subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents (i) will be deemed to have been reinvested in additional Shares, or otherwise reinvested, or (ii) except in the case of Performance Awards, will be paid or distributed as accrued (in which case, such Dividend Equivalents must be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to stockholders, or (ii) the first calendar year in which the Participant’s right to such Dividends Equivalents is no longer subject to a substantial risk of forfeiture. Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full Value Awards shall, as provided in the Award agreement, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the underlying Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the underlying

Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will be forfeited to the Company without further consideration or any act or action by the Participant. In no event shall Dividend Equivalents with respect to Performance Awards be paid or distributed unless and until, and only to the extent that the performance-based vesting provisions of the Performance Award are met.

13.  Other Stock Awards.

(a)  The Administrator is hereby authorized to grant to Participants such other Awards (including, without limitation, grants of restricted stock, restricted stock units, stock bonus awards, and stock appreciation rights) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Administrator to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Administrator shall determine the terms and conditions of such Awards, which shall be set forth in an Award Agreement.

(b)  The exercise price of any stock appreciation right shall be no less than 100% of the Fair Market Value of the underlying share on the date of grant (except with respect to certain substitute stock appreciation rights granted in connection with a corporate transaction). No stock appreciation right shall be exercisable for more than ten years from the date of grant of the stock appreciation right.

14.  Adjustments Upon Changes in Capitalization, Merger or Asset Sale.

(a)  Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)  Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award prior to such transaction, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Award shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)  Merger or Asset Sale or Change of Control.  In the event merger of the Company with or into another corporation, or the sale of all or substantially all of the assets of the Company or an event constituting a Change of Control, each outstanding Award shall be continued or assumed or an equivalent award substituted by the Company or the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). In the event that any Award is not so continued, assumed or substituted, such Award shall become fully vested and exercisable. If an Award becomes fully vested and exercisable in lieu of continuation, assumption or substitution, the Administrator shall notify the Participant in writing or electronically that the Award shall be fully exercisable for a period of no less than 15 days from the date of such notice, and the Award shall terminate upon the expiration of such period. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger, sale of assets or other event constituting a Change of Control, the option or right confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger, sale of assets or other event, the consideration (whether stock, cash, or other securities or property) received in the merger, sale of assets or other event by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided that if such consideration received is not solely common stock of the Successor Corporation or its Parent, the Administrator may provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the Successor Corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock.

15.  Amendment and Termination of the Plan.

(a)  Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b)  Stockholder Approval.  The Board shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)  Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan by the Board shall impair the rights of any Participant with the consent of the Participant. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

16.  Prohibition on Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended, without stockholder approval, to directly or indirectly reduce the exercise price of outstanding Options or, if applicable, stock appreciation rights or to cancel underwater Options or stock appreciation rights in exchange for cash, other Awards or Options or stock appreciation rights with an exercise price that is less than the exercise price of the original Options or stock appreciation rights.

17.  Conditions Upon Issuance of Shares.

(a)  Legal Compliance.  Shares shall not be issued pursuant to any Award granted hereunder unless the issuance and delivery of such Shares shall comply with Applicable Laws.

(b)  Tax Withholding.  The Administrator shall require payment of any amount the Company may determine to be necessary to withhold for any income, employment or social insurance taxes or contributions, as applicable, as a result of the exercise of an Award.

18.  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.  Stockholder Approval.  The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.

CALLIDUS SOFTWARE INC.

2013 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

[(New Employee)] or [(Existing Employee)]

This Restricted Stock unit Agreement (the “RSU Agreement”), is made and entered into between Callidus Software Inc., a Delaware corporation (the “Company”), and (“Recipient”) residing at the below address. This award is granted under the Company’s 2013 Stock Incentive Plan (the “Plan”). Terms used but not defined herein have the meaning set forth in the Plan.

1.                                      Notice of RSU Grant.  The undersigned Recipient has been granted restricted stock units representing shares of Common Stock of the Company (the “RSUs”), subject to the terms and conditions of this RSU Agreement, as follows:

[Recipient’s Name and Address]

Grant Number

Date of Grant

Award Date

Vesting Commencement Date

Total Number of Shares Granted

Vesting Schedule

[New Employee: The RSUs will vest 25% on the last trading day immediately prior to the first anniversary of the Date of Grant and quarterly thereafter on the last trading day of either May, August, November or February (the “Vesting Dates”) in twelve (12) quarterly installments on the Vesting Dates after the first anniversary of the Award Date until fully vested, subject to Recipient continuing to be a Service Provider on such dates.]

[Existing Employee: The RSUs will vest in sixteen (16) quarterly installments on the Vesting Dates after the Award Date until fully vested, subject to Recipient continuing to be a Service Provider on such dates.]

Termination Period

If Recipient’s service as a Service Provider terminates for any reason, then all RSUs that have not vested on or before the date of termination of employment shall automatically be forfeited and all of Recipient’s rights with respect thereto shall cease immediately upon such termination.

2.                                      Agreement.

(a)                                 Conversion into Common Stock. Shares of Common Stock will be issued as soon as practicable following vesting of the RSUs, but in no event later than 30 days following the applicable date of vesting. As a condition to such issuance, Recipient shall have satisfied his/her tax withholding obligations as specified in this RSU Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the shares of Common Stock. In no event will the Company be obligated to issue a fractional share. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the conversion of a RSU or the delivery of shares hereunder would violate Applicable Laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines

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appropriate to address tax withholding and other administrative matters, but in no event shall shares be issued later than 30 days following the applicable date of vesting.

(b)                                 Tax Treatment.  Prior to the settlement of RSUs, Recipient shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding and payment on account obligations of the Company.  Any withholding tax liabilities (whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the RSUs) incurred in connection with the RSUs becoming vested and shares of Common Stock issued, or otherwise incurred in connection with the RSUs, may be satisfied in any of the following manners determined by the Company: (i) by the Company withholding a number of shares of Common Stock that would otherwise be issued under the RSUs that the Company determines have a fair market value approximately equal to but not greater than the minimum amount of taxes that the Company concludes it is required to withhold under Applicable Laws; (ii) by payment by Recipient to the Company in cash or by check an amount equal to the taxes that the Company concludes it is required to withhold under Applicable Laws (which amount shall be due within one business day of the day the tax event arises unless otherwise determined by the Company); or (iii) by the sale of a number of shares of Common Stock that are issued under the RSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on Recipient’s behalf and Recipient hereby authorizes such sales by this authorization), which the Company determines is sufficient to generate an amount that meets the tax withholding obligations plus additional shares to account for rounding and market fluctuations, and payment of such tax withholding to the Company, provided that such shares may be sold as part of a block trade with other participants of the Plan; provided further, that if Recipient is a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (i)-(iii) above, and the Committee shall establish the method prior to the tax withholding event.  Recipient hereby authorizes the Company to withhold such tax withholding amount from any amounts owing to Recipient to the Company and to take any action necessary in accordance with this Section.  Notwithstanding the foregoing, Recipient acknowledges and agrees that he/she is responsible for all taxes that arise in connection with the RSUs becoming vested and shares of Common Stock being issued or otherwise incurred in connection with the RSUs, regardless of any action the Company takes pursuant to this Section.

(c)                                  Restrictions on Transfer. Recipient may not sell, transfer, pledge or otherwise dispose of any of the RSUs, and Recipient may not sell, transfer, pledge or otherwise of any of the shares of Common Stock issuable hereunder until after the applicable shares have been issued on the schedule set forth above. Recipient further agrees not to sell, transfer or otherwise dispose of any shares at a time when Applicable Laws or Company policies prohibit a sale, transfer or other disposition. Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent. The Company shall not be required (i) to transfer on its books any RSUs or shares that have been sold or otherwise transferred in violation of any of the provisions of this RSU Agreement or (ii) to treat as owner of such shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.

(d)                                 Stock Certificates. Certificates evidencing the shares of Common Stock issuable upon vesting of the RSUs shall be issued by the Company and registered in the name of Recipient on the stock transfer books of the Company. Unless otherwise determined by the Administrator, such certificates shall remain in the physical custody of the Company or its designee at all times until the applicable shares have become vested and non-forfeitable. At the election of the Company, such shares may be in electronic form and such issuance may be affected by crediting shares in an account established on Recipient’s behalf with a brokerage firm or other custodian, as determined by the Company.

(e)                                  Stockholder Rights. Recipient will have rights of a stockholder only after shares of Common Stock have been issued to Recipient following vesting of the RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in this RSU Agreement. RSUs shall not entitle Recipient to any rights of a stockholder of Common Stock, except as otherwise determined by the Board.

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(f)                                   No Employment or Retention Rights. The RSUs and this RSU Agreement do not give Recipient the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate Recipient’s service at any time, with or without cause. The grant of RSUs to an individual in any one year, or at any time, does not obligate the Company or any subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Company or any subsidiary might make a grant in any future year or in any given amount. Neither this RSU Agreement nor any RSU is an employment or service contract. RSUs are not part of Recipient’s contract (if any) with the Company, Recipient’s normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(g)                                  Adjustments. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this RSU Agreement shall be adjusted pursuant to the Plan.

(h)                                 Data Privacy.

(A)                               Recipient explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Recipient’s personal data as described in this document by the Company for the exclusive purpose of implementing, administering and managing Recipient’s participation in the Plan.

(B)                               Recipient hereby understands that the Company holds certain personal information about Recipient, including, but not limited to, Recipient’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Recipient’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Recipient hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Recipient’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Recipient’s country. Recipient hereby understands that Recipient may request a list with the names and addresses of any potential recipients of the Data by contacting Recipient’s local human resources representative. Recipient authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Recipient’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Recipient may elect to deposit any shares of Common Stock acquired under Recipient’s RSUs. Recipient hereby understands that Data will be held only as long as is necessary to implement, administer and manage Recipient’s participation in the Plan. Recipient hereby understands that Recipient may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Recipient’s local human resources representative. Recipient hereby understands, however, that refusing or withdrawing Recipient’s consent may affect Recipient’s ability to participate in the Plan. For more information on the consequences of Recipient’s refusal to consent or withdrawal of consent, Recipient hereby understands that he/she may contact the human resources representative responsible for recipient’s country at the local or regional level.

(i)                                     Consent to Electronic Delivery of All Plan Documents and Disclosures.  By acceptance of this RSU, Recipient consents to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSU. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. Recipient acknowledges that Recipient may receive from the Company a paper copy of any documents delivered electronically at no cost if Recipient contacts the Company by telephone, through a postal service or electronic mail.  Recipient further acknowledges that Recipient will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Recipient understands that Recipient must provide on request to the

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Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Recipient understands that Recipient’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Recipient has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail. Finally, Recipient understands that Recipient is not required to consent to electronic delivery.

(j)                                    Code Section 409A.  For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with Recipient’s termination of employment constitute deferred compensation subject to Section 409A, and Recipient is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from Recipient’s separation from service from the Company or (ii) the date of Recipient’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Recipient including, without limitation, the additional tax for which Recipient would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(k)                                 Recipient acknowledges receipt of a copy of the Plan and represents that he/she is familiar with the terms and provisions thereof, and hereby accepts the RSUs subject to all of the terms and provisions thereof.  Recipient has reviewed the Plan and this RSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the RSUs and fully understands all provisions of the Plan and this RSU Agreement. Recipient hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator with respect to any questions arising under the Plan or this RSU Agreement. Recipient further agrees to notify the Company upon any change in the residence address indicated above. By accepting this RSU, Recipient consents to electronic delivery as set forth in the RSU Agreement.

(l)                                     Entire Agreement / Governing Law. The Plan and this RSU Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and Recipient. This RSU Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

RECIPIENT:	CALLIDUS SOFTWARE INC.

Signature	By

Print Name	Title

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CALLIDUS SOFTWARE INC.

2013 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

[(New Employee)] or [(Existing Employee)]

The undersigned Optionee has been granted an Option to purchase shares of Common Stock of Callidus Software Inc., a Delaware corporation (the “Company”) subject to the terms and conditions of this Notice of Stock Option Grant (the “Notice”) and the attached Stock Option Agreement (the “Option Agreement”). This award is granted under the Company’s 2013 Stock Incentive Plan (the “Plan”). Terms used but not defined herein have the meaning set forth in the Plan.

The undersigned Optionee has been granted an Option to purchase shares of Common Stock of the Company, subject to the terms and conditions of this Option Agreement, as follows:

[Optionee’s Name and Address]
Grant Number
Type of Award	[Nonstatutory Stock Option] [Incentive Stock Option]
Date of Grant
Award Date
Vesting Commencement Date
Total Number of Shares Granted
Exercise Price (per Share)
Total Exercise Price
Vesting Schedule

[New Employee: This Option shall be exercisable, in whole or in part, according to the following vesting schedule: 25% of the Shares subject to the Option shall vest and become exercisable 12 months after the Vesting Commencement Date, and 1/36th of the Shares subject to the Option shall vest and become exercisable each month thereafter, subject to Optionee’s continuing to be a Service Provider on such dates.]

[Existing Employee: This Option shall be exercisable, in whole or in part, according to the following vesting schedule: 1/48th of the Shares subject to the Option shall vest and become exercisable each month after the Vesting Commencement Date, subject to Optionee’s continuing to be a Service Provider on such dates.]

Term / Expiration Date	[Ten (10) years]
Termination Period

This Option shall be exercisable for ninety (90) days after Optionee ceases to be a Service Provider. Upon Optionee’s death or disability, this Option may be exercised for such longer period as provided in the Plan. In no event may Optionee exercise this Option after the Term/Expiration Date as provided above.

By accepting this Option, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, the Notice and the Option Agreement.  By accepting this Option, you consent to electronic delivery as set forth in the Option Agreement.

OPTIONEE:	CALLIDUS SOFTWARE INC.

Signature	By

Print Name	Title

1

CALLIDUS SOFTWARE INC.

2013 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

You have been granted an Option by Callidus Software Inc. (the “Company”) under the 2013 Stock Incentive Plan (the “Plan”) to purchase Shares (the “Option”), subject to the terms and conditions of the Plan, the Notice of Stock Option Grant (the “Notice”) and this Stock Option Agreement (the “Agreement”).

1.                                      Grant of Option. The Administrator of the Company hereby grants to the Optionee named in the Notice of Grant above (the “Notice”), an Option to purchase the number of Shares set forth in the Notice, at the exercise price per Share set forth in the Notice, subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Option Agreement, the terms and conditions of the Plan shall prevail.

2.                                      Exercise of Option.

(a)                                 Right to Exercise. This Option shall be exercisable during its Term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement.

(b)                                 Method of Exercise. This Option shall be exercisable by delivery of a written or electronic notice of exercise in a form specified by the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company.  The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price. The Administrator shall require payment of any amount the Company may determine to be necessary to withhold for taxes as a result of the exercise of an award. In the absence of any other arrangement, Optionee agrees that the Company shall be entitled to withhold, from any payments to be made by the Company to Optionee, an amount equal to such withholding obligations.

(c)                                  No Shares shall be issued pursuant to the exercise of an Option unless such issuance and such exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

3.                                      Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a)                                 Cash or check;

(b)                                 Cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Shares covered by this Option and to deliver to the Company from the sale proceeds an amount sufficient to pay the Option exercise price and any withholding taxes.  The balance of the sale proceeds, if any, will be delivered to Optionee.  The directions must be given by signing a special notice of exercise form provided by the Company;

(c)                                  Consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d)                                 Surrender of other Shares which, (i) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

4.                                      Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, as applicable, or if the issuance of such Shares upon such

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exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Laws, including without limitation all applicable state, federal and foreign laws and regulations and all applicable requirements of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted at the time of such issuance.

5.                                      Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

6.                                      Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

7.                                      No Guarantee of Continued Service. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

8.                                      Consent to Electronic Delivery of All Plan Documents and Disclosures.  By Optionee’s acceptance of this Option, Optionee consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Option. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion.  Optionee acknowledges that Optionee may receive from the Company a paper copy of any documents delivered electronically at no cost if Optionee contacts the Company by telephone, through a postal service or electronic mail. Optionee further acknowledges that Optionee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Optionee understands that Optionee must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Optionee understands that Optionee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Optionee has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail. Finally, Optionee understands that Optionee is not required to consent to electronic delivery.

9.                                      Optionee acknowledges receipt of a copy of the Plan and represents that Optionee is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof.  Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option and fully understands all provisions of the Plan and Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator with respect to any questions arising under the Plan or this Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated above.

10.                               Entire Agreement / Governing Law. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and

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Optionee. This agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

OPTIONEE:	CALLIDUS SOFTWARE INC.

Signature	By

Print Name	Title

4

EXHIBIT A

2013 STOCK INCENTIVE PLAN

EXERCISE NOTICE

Callidus Software Inc.

6200 Stoneridge Mall Road

Suite 500

Pleasanton, CA 94588

Attention: Stock Administration

1.                                      Exercise of Option. Effective as of today,                   , 20    , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase                      shares of the Common Stock (the “Shares”) of Callidus Software Inc. (the “Company”) under and pursuant to the 2013 Stock Incentive Plan (the “Plan”) and the Notice of Stock Option Grant and Stock Option Agreement dated                 , 20     (the “Option Agreement”).

2.                                      Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares, as set forth in the Option Agreement and any applicable tax withholding due upon exercise of the option.

3.                                      Representations of Optionee.

(a)                                 Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

(b)                                 Optionee acknowledges that Optionee has received and had access to such information as Optionee considers necessary or appropriate for deciding whether to invest in the Shares. Specifically, Optionee has received and read a copy of the prospectus describing the Plan.

4.                                      Rights as Stockholder. Until the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance except as provided in Section 14 of the Plan.

5.                                      Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

Submitted by:	Accepted by:

OPTIONEE:	CALLIDUS SOFTWARE INC.

Signature	By

Print Name	Its

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